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                                                                      EXHIBIT 11

                           DELL COMPUTER CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                  THREE MONTHS ENDED
                                                               -----------------------
                                                                 MAY 4,      APRIL 28,
                                                                  1997         1996
                                                               ----------   ----------
Primary earnings per common share:
Calculation of weighted average shares (a):
  Weighted average shares of common stock outstanding ......          170          183
  Weighted average shares of common stock
   equivalents, utilizing the treasury stock method ........           14           12
                                                               ----------   ----------
  Weighted average shares outstanding ......................          184          195
                                                               ==========   ==========
Earnings:
  Net income available to common stock stockholders ........   $      198   $       82
                                                               ==========   ==========
Earnings per common share (a)(b) ...........................   $     1.08   $     0.42
                                                               ==========   ==========
Fully diluted earnings per common share:
Calculation of weighted average shares (a):
  Weighted average shares of common stock outstanding ......          170          183
  Weighted average shares of common stock
   equivalents, utilizing the treasury stock method ........           14           13
  Assumed conversion of Convertible Preferred Stock ........           --            1(c)
                                                               ----------   ----------
  Weighted average shares outstanding ......................          184          197
                                                               ==========   ==========
  Net income available to common stockholders ..............   $      198   $       82
                                                               ==========   ==========
Earnings per common share (a)(b) ...........................   $     1.08   $     0.42
                                                               ==========   ==========

(a) All share and per share information for fiscal 1997 reflects the two-for-one common stock split effected on December 6, 1996. However, share and per share information does not reflect the proposed stock split announced on May 20, 1997. For further information regarding the proposed stock split, see Note 2 of the Notes to the Condensed Consolidated Financial Statements.

(b) Earnings per common share was calculated using the underlying data in thousands.

(c) Assumes conversion of the 60,000 shares of outstanding convertible preferred stock from the beginning of fiscal 1997 to the actual conversion date.